Resources Global Professionals Announces 17% Increase in Quarterly Dividend and Dividend Payment Date

IRVINE, Calif., July 29, 2013 /PRNewswire/ -- Resources Global Professionals ("RGP"), the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), announced today that its Board of Directors has approved a $0.01 per share (17%) increase in its quarterly cash dividend to $0.07 per share. The increased dividend will be payable on September 19, 2013 to all shareholders of record on August 22, 2013.

"I am pleased that we have been able to increase our quarterly dividend for the third consecutive year," stated Tony Cherbak, president and chief executive officer of RGP. "Our business continues to generate the cash flows that allow us to provide a return of capital to shareholders as well as invest in our business."

ABOUT RGP
RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,900 professionals, annually serving over 1,800 clients around the world from over 70 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about RGP is available at http://www.rgp.com.

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CONTACT: Analyst Contact, Nate Franke, Chief Financial Officer, RGP, (US+) 1-714-430-6500, nate.franke@resourcesglobal.com; or Media Contact, Michael Sitrick, CEO Sitrick Brincko Group, (US+) 1-310-788-2850, mike_sitrick@sitrick.com